UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )
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Approach Resources Inc.

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APPROACH RESOURCES INC.
One Ridgmar Centre
6500 West Freeway, Suite 800
Fort Worth, Texas 76116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 3, 2010

To the stockholders of Approach Resources Inc.:

The 2010 annual meeting of stockholders of Approach Resources Inc., a Delaware corporation, will be held at the offices of Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas on Thursday, June 3, 2010, at 10:00 a.m. Central Time, for the following purposes:

1. To elect two Class III directors to our Board of Directors;

2. To ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting.

This notice is being sent to holders of our common stock of record as of the close of business on April 16, 2010. Each holder has the right to vote at the meeting or any adjournment or postponement. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for 10 days prior to the meeting at our offices. The list will also be available during the meeting for inspection by stockholders.

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time before its exercise. If you attend the meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Ross Craft
President and Chief Executive Officer

April 23, 2010
Fort Worth, Texas

i

ii

APPROACH RESOURCES INC.

PROXY STATEMENT

Annual Meeting of Stockholders
June 3, 2010

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Approach Resources Inc. for use at the 2010 annual meeting of stockholders and any adjournments or postponements of the meeting. We refer to our Board of Directors as the “Board” and to Approach Resources Inc. as “Approach,” the “Company,” “we,” “us” or “our”. The annual meeting will be held at the offices of the Company, One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas on Thursday, June 3, 2010, at 10:00 a.m. Central Time.

The items to be considered are summarized in the notice of annual meeting of stockholders and more fully described in this proxy statement. The notice of annual meeting, this proxy statement, the enclosed proxy card and our 2009 annual report to stockholders are first being mailed on or about April 23, 2010, to all holders of record of our common stock, $0.01 par value, as of April 16, 2010. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on June 3, 2010

The notice of annual meeting, this proxy statement and our 2009 annual report to stockholders are available at www.approachresources.com. On this site, you will be able to access these materials and any amendments or supplements to these materials that are required to be furnished to stockholders. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered a part of this proxy statement or any other filing that we file with the Securities and Exchange Commission, or SEC.

GENERAL MATTERS

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation of proxies by our Board to be voted at the annual meeting because you owned shares of our common stock as of April 16, 2010. We refer to this date as the record date.

This proxy statement contains important information for you to consider when deciding how to vote your shares at the annual meeting. Please read this proxy statement carefully.

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will act upon the matters outlined in the notice of meeting on the cover of this proxy statement, including the election of two Class III directors to our Board and the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The stockholders of the Company have no appraisal rights in connection with either of the proposals described herein.

How many votes must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. A quorum is the presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 21,007,225 shares of our common stock outstanding and entitled to vote at the annual meeting. Consequently, the presence at the annual meeting, in person or by proxy, of the holders of at least 10,503,613 shares of common stock is required to establish a quorum for the annual meeting. Proxies that are voted “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES,” “FOR ALL EXCEPT,” “FOR” or “AGAINST” on a matter are treated as being present at the annual meeting for purposes of establishing a quorum and are also treated as shares “represented and voting” at the annual meeting with respect to such matter.

Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Additionally, shares held by a broker, bank or other nominee for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?”

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed J. Ross Craft and J. Curtis Henderson, referred to as the proxy holders, to serve as proxies for the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stock brokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the annual meeting.

Who is participating in this proxy solicitation, and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We will also reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

Could other matters be decided at the annual meeting?

When this proxy statement went to press, we did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement. For any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the annual meeting.

Most of our stockholders hold their shares in a stock brokerage account or through a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record, commonly referred to as being held in “street name,” you are the beneficial owner of these shares and these proxy materials are being forwarded to you by that custodian. See “How do I vote my shares?” below for a discussion of the effect of holding shares of record and as a beneficial stockholder on non-discretionary and discretionary items.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the annual meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted in person at the annual meeting or you can provide a proxy to be voted at the annual meeting by signing and dating the enclosed proxy card and returning it in the enclosed, postage-paid envelope.

If your shares are held in “street name” by your broker or bank, you will receive a proxy card with this proxy statement. Like shares held of record, you may vote your shares held in street name in person at the annual meeting or by signing and dating the enclosed proxy card and returning it in the enclosed, postage-paid envelope.

If you plan to vote in person at the annual meeting, please bring proof of identification. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual meeting.

As a beneficial owner, you must provide voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee. Whether your shares can be voted by such person depends on the type of item being considered for vote:

•	Non-discretionary items. The election of directors is a non-discretionary item and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Recent changes in regulation were made to remove the ability of your broker or bank to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker or bank how to vote in the election of directors, no votes will be cast on your behalf in the election of directors.

•	Discretionary items. The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2010, is a discretionary item.

Brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal at their discretion.

If you vote by granting a proxy, the proxy holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxy holders will vote those shares as recommended by our Board.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (i) submitting a written a notice of revocation to our Corporate Secretary by mail to Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 or by facsimile at (817) 989-9001, (ii) mailing in a new proxy card bearing a later date or (iii) attending the annual meeting and voting in person, which suspends the powers of the proxy holder.

What vote is required to approve each proposal discussed in this proxy statement, and how are my votes counted?

Election of Directors.  A plurality of the votes of the shares represented at the annual meeting, in person or by proxy, and entitled to vote on the election of directors is required for the election of directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected to our Board. In the vote on the election of two Class III director nominees identified in this proxy statement, you may vote:

•	“FOR ALL” director nominees;

•	“WITHHOLD AUTHORITY FOR ALL” director nominees; or

•	“FOR ALL EXCEPT” either director nominee.

Votes marked “WITHHOLD AUTHORITY FOR ALL” and “FOR ALL EXCEPT” will be counted for purposes of determining the presence or absence of a quorum but have no effect on the outcome of election of directors.

Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal is required for approval. In the vote to ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, you may vote:

•	“FOR;”

•	“AGAINST;” or

•	“ABSTAIN.”

Votes marked “ABSTAIN” will be counted for purposes of determining the presence or absence of a quorum and will have the same effect as a vote “AGAINST” the proposal. However, broker non-votes, which will be counted for purposes of determining the presence or absence of a quorum, will have no legal effect on the outcome of this proposal.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Submission of Stockholder Proposals and Other Deadlines for the 2011 Annual Meeting of Stockholders” for more details.

What is “householding,” and how does it affect me?

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as householding, permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many brokers, banks and other holders of record have instituted householding. If you or your family has one or more street name accounts under which you beneficially own our common stock, you may have received householding information from your broker, bank or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our 2009 annual report to stockholders or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

Where may I obtain additional information about Approach Resources Inc.?

We refer you to our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC, on March 12, 2010. Also, our 2009 annual report to stockholders, which includes financial statements, is included with your proxy mailing. The annual report is not part of the proxy solicitation material.

If you would like to receive any additional information, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 or (817) 989-9000, or visit our website at www.approachresources.com. The information on our website is not part of this proxy statement.

Whom should I contact with questions about the annual meeting?

If you have any questions about this proxy statement or the annual meeting, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 or (817) 989-9000.

PROPOSAL ONE -

ELECTION OF DIRECTORS

Nomination and Election of Directors

Under our certificate of incorporation, the members of our Board are divided into three classes with staggered three-year terms. The current term of office of our Class III directors expires at the 2010 annual meeting. The Board proposes that the following nominees, each of whom are currently serving as directors, be re-elected for a new term expiring at the 2013 annual meeting of stockholders or when their successors are duly elected and qualified:

J. Ross Craft
Bryan H. Lawrence

Each of the nominees has agreed to serve if elected. If either of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board does not presently expect that either of the nominees will become unavailable for election.

In making these nominations, the Compensation and Nominating Committee reviewed the background of the nominees and recommended nomination to the full Board consistent with the Compensation and Nominating Committee’s guidelines for identifying and evaluating nominees for directors. Please see “Corporate Governance — Identifying and Evaluating Nominees for Directors” below in this proxy statement for more information on the Compensation and Nominating Committee’s guidelines for identifying and nominating director nominees. In addition, information on each nominee is set forth below. The Board determined to nominate each of the current Class III directors for re-election.

Directors

The Board believes that each nominee and director has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee and director should serve on the Board, including:

•	Experience in executive management and operations in exploration and production, or E&P, or oilfield service companies (Mr. Craft, Mr. Crain, Mr. Lubar and Mr. Whyte);

•	Technical understanding of the Company’s operations, reserves, drilling and completion techniques (Mr. Craft);

•	Deep history and knowledge of asset acquisitions, divestitures and evaluations in the E&P and broader energy sectors (Mr. Brandi, Mr. Craft, Mr. Crain, Mr. Lawrence, Mr. Lubar and Mr. Whyte);

•	Expertise in public and private capital markets in the E&P and broader energy sectors (Mr. Brandi, Mr. Lawrence and Mr. Lubar);

•	Oversight of E&P, midstream, oilfield services and other energy companies through other public boards of directors (Mr. Brandi, Mr. Crain, Mr. Lawrence, Mr. Lubar and Mr. Whyte);

•	An advanced degree in public accounting (Mr. Crain);

•	An advanced degree in law and/or the practice of oil and gas law (Mr. Crain and Mr. Lubar);

•	Government service in the executive branch (Mr. Lubar); and

•	Board independence (Mr. Brandi, Mr. Crain, Mr. Lubar and Mr. Whyte).

The Board believes that these skills and experiences qualify the nominees and directors to serve on the Board of the Company.

The principal occupation and other information about our directors are set forth below.

		Director	Term
Name	Age	Since	Expires	Class

James H. Brandi	61	2007	2012	Class II
J. Ross Craft	53	2002	2010	Class III
James C. Crain	61	2007	2012	Class II
Bryan H. Lawrence	67	2002	2010	Class III
Sheldon B. Lubar	80	2007	2011	Class I
Christopher J. Whyte	53	2007	2011	Class I

James H. Brandi joined us as a director in June 2007 and is a member of our Compensation and Nominating Committee and our Audit Committee. Since November 2005, Mr. Brandi has been a partner at Hill Street Capital, a financial advisory and private investment firm. From 2000 until November 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Groups. Before 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi is a director of OGE Energy Corp., a public energy and energy services provider that delivers electricity and natural gas primarily in the south central United States. During the past five years, Mr. Brandi also has been a director of Energy East Corp., a utility holding company, and Armstrong Land, LLC, a coal holding company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi holds a B.A. in History from Yale University and an M.B.A. from Harvard Business School and attended Columbia Law School as a Harlan Fiske Stone Scholar.

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. Before Approach, Mr. Craft co-founded Athanor Resources Inc., an international exploration and production company with operations in the United States and Tunisia, in 1998 and was its Executive Vice President from 1998 until its merger with Nuevo Energy Company in September 2002. From 1988 to 1997, Mr. Craft served in various positions with American Cometra Inc., an independent exploration and production company with operations in the United States, including as Vice President — Operations from 1995 to 1997. American Cometra was sold in two parts, to Range Resources in 1995 and Pioneer Natural Resources in 1997. Mr. Craft has 30 years of experience in the oil and gas industry. Mr. Craft holds a B.S. in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer licensed in Texas. Mr. Craft is a member of the Society of Petroleum Engineers, the Texas Oil & Gas Association and Independent Petroleum Association of America. Mr. Craft has served on the Board of the Fort Worth chapter of the Society of Petroleum Engineers and on the Board of the Fort Worth Petroleum Engineers Club, where his last position was President. Mr. Craft is also an Eagle Scout. Mr. Craft is the brother-in-law of J. Curtis Henderson, our Executive Vice President and General Counsel.

James C. Crain joined us as a director in June 2007 and is the Chairman of our Audit Committee and a member of our Compensation and Nominating Committee. Mr. Crain has been in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has been an officer of Marsh Operating Company, an investment management company focusing on energy investing, including his current position as President, which he has held since 1989. Mr. Crain has served as general partner of Valmora Partners, L.P., a private investment partnership that invests in the oil and gas sector, among others, since 1997. Before joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain is a director of Crosstex Energy, Inc., a midstream natural gas company, and GeoMet, Inc., a natural gas exploration and production company. During the past five years, Mr. Crain has also been a director of Crosstex Energy GP, LLC, the general partner of a midstream natural gas company, and Crusader Energy Group Inc., an oil and gas exploration and production company. Mr. Crain holds a B.B.A., M.P.A. and J.D. from the University of Texas at Austin.

Bryan H. Lawrence has been a member of our Board since 2002 and is the Chairman of our Board. Mr. Lawrence is a founder and Senior Manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies in the energy industry. The Yorktown group of investment partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in 1997. Mr. Lawrence is a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and natural gas, the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider, Winstar Resources Ltd., a public Canadian oil and gas company, Ellora Energy Inc., an independent oil and gas company, and certain non-public companies in the energy industry in which the Yorktown group of investment partnerships hold equity interests. During the past five years, Mr. Lawrence has also been a director of Vintage Petroleum, Inc., an independent energy company with operations in the E&P and gas marketing sectors of the oil and gas industry, TransMontaigne Inc., a refined petroleum products company, and D&K Healthcare Resources, Inc., a regional wholesale drug distributor. Mr. Lawrence is a graduate of Hamilton College and has an M.B.A. from Columbia University.

Sheldon B. Lubar joined us as a director in June 2007 and is the Chairman of our Compensation and Nominating Committee. Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar is a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and natural gas, Ellora Energy Inc., an independent oil and gas company, and the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider. During the past five years, Mr. Lubar has also been a director of Weatherford International, Inc., a global provider of oilfield products and services, Grant Prideco, a provider of drill pipe and drillbits, and Total Logistics, Inc., a provider of integrated logistic and facility management services. Mr. Lubar previously held governmental appointments under three United States Presidents, including Commissioner of the White House Conference on Small Business from 1979 to 1980 under President Carter, Assistant Secretary, Housing Production and Mortgage Credit, Department of Housing and Urban Development and Commissioner of the Federal Housing Administration and Director of the Federal National Mortgage Association from 1973 to 1974 under Presidents Nixon and Ford. Mr. Lubar is a past president of the Board of Regents of the University of Wisconsin System. Mr. Lubar holds a B.B.A., J.D. and honorary Doctor of Humane Letters degree from the University of Wisconsin — Madison, and an honorary Doctor of Commercial Science degree from the University of Wisconsin — Milwaukee.

Christopher J. Whyte joined our Board in June 2007 and is a member of our Audit Committee. Mr. Whyte has been President, Chief Executive Officer and a director of PetroSantander Inc., which owns and operates oil and gas producing properties in the United States, Colombia and Brazil, since 1995. Mr. Whyte is a director of Winstar Resources Ltd., a public Canadian oil and gas company. Mr. Whyte holds a B.A. from the University of Pittsburgh. Mr. Whyte has over 25 years of experience in various operating, executive and finance positions, including as a Chief Executive and Chief Financial Officer, in the E&P and energy businesses.

Vote Required

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of the directors is required for the election of directors. A properly-executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the nominees.

PROPOSAL TWO -

RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Hein & Associates LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2010, and our internal controls over financial reporting as of December 31, 2010. Hein & Associates LLP has served as our independent registered public accounting firm since 2005 and has provided certain tax and other audit-related services during that time.

Representatives of Hein & Associates LLP are expected to be present at the annual meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

Vote Required

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required for the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for fiscal year 2010. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for the 2010 fiscal year.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Structure

Our Board consists of six directors and two committees, the Audit Committee and the Compensation and Nominating Committee. Our Board is classified into three classes of directors, each serving staggered, three-year terms. As a result, stockholders will elect a portion of our Board each year. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2011, 2012 and 2010, respectively.

Our bylaws provide that the Board will consist of at least three but not more than nine directors, and the exact number of directors that make up the Board will be fixed from time to time by resolution of the Board. No decrease in the number of directors may shorten the term of any incumbent director.

Board Leadership Structure

Our Board currently separates the roles of Chairman of the Board and Chief Executive Officer, or CEO. The Board believes that the functions of the Chairman of the Board are distinct from those of the CEO. The Board believes that, although these functions may be fulfilled by a single individual, separation of the positions currently serves to enhance the Board’s oversight of, and independence from, management. Our Board does not have a written policy regarding the separation of the positions of Chairman and CEO, and retains the right to modify this structure to best address circumstances as and when appropriate.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.

Under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines, policies and procedures for monitoring and mitigating risks. The Audit Committee meets regularly in executive sessions without the Company’s independent registered public accounting firm and without management. Members of the Audit Committee routinely attend meetings of the Company’s Disclosure Committee, which meets before the Company files quarterly and annual financial reports with the SEC. In addition, the Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting. The Audit Committee also meets with our internal controls and Sarbanes-Oxley compliance consultant, as well as our independent reserve engineering firm, and reviews related party transactions for potential conflicts of interest.

The Compensation and Nominating Committee manages risks associated with executive compensation and the independence of the Board, and meets regularly in executive sessions without management. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board and Committee Meetings

Our Board held eight meetings during 2009 and took action six times by written consent. We do not have a formal policy regarding director attendance at Board meetings. Each director attended at least 75% of the meetings of the Board and committees of the Board on which that director served.

Audit Committee

The Audit Committee held six meetings during 2009 and took action one time by written consent. The members of the Audit Committee are James C. Crain, Chairman, James H. Brandi and Christopher J. Whyte. Our Board has determined that all members of the Audit Committee satisfy the independence criteria applicable to Audit Committee members under the NASDAQ Marketplace Rules and applicable SEC rules and regulations. Additionally, the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NASDAQ Marketplace Rules. The Board has determined that James C. Crain is an audit committee financial expert as described in Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees the annual audit and recommends to our Board the independent public accountants who audit our financial statements. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to our Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, our independent registered public accounting firm and our management. For ease of reference in this proxy statement we may refer to the independent registered public accounting firm as our “accounting firm.”

Principal responsibilities of the Audit Committee under its charter include the following:

•	appoint, determine funding for and oversee our accounting firm;

•	pre-approve all auditing services, internal control-related services and permitted non-audit services (including fees and terms) to be performed for us by our accounting firm;

•	review and discuss with management and our accounting firm our quarterly and annual financial statements;

•	review and discuss quarterly reports from our accounting firm on critical accounting policies to be used, any alternative treatments of financial information within U.S. generally accepted accounting principles, or GAAP, that have been discussed with management and other material written communications between the accounting firm and management;

•	discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts;

•	discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	review and discuss with management and our accounting firm our internal controls report and our accounting firm’s attestation of the report before the filing of the Company’s annual report on Form 10-K;

•	review and evaluate the lead partner of our accounting firm team; and

•	establish policies and procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or alleged breaches of our Code of Conduct.

The full text of the Audit Committee charter is available under the Corporate Governance section of our website at www.approachresources.com. The information on our website is not part of this proxy statement.

Compensation and Nominating Committee

The Compensation and Nominating Committee held six meetings during 2009 and took action four times by written consent. Members of the Compensation and Nominating Committee are Sheldon B. Lubar, Chairman, James H. Brandi and James C. Crain. Our Board has determined that all members of the Compensation and Nominating Committee satisfy the independence criteria applicable to Compensation Committee and Nominating Committee members under the NASDAQ Marketplace Rules and applicable SEC rules and regulations.

The Compensation and Nominating Committee oversees our executive and director compensation and the Board nominees for election by stockholders. Principal responsibilities of the Compensation and Nominating Committee under its charter include the following:

•	review and approve corporate goals and objectives with respect to compensation for our CEO, evaluate the CEO’s performance in light of these goals and objectives and recommend to the Board the CEO’s annual compensation;

•	review and approve the evaluation process and compensation structure for our executive officers and key employees and, in consultation with the CEO, recommend to the Board the annual compensation for such officers and key employees;

•	review and administer our incentive compensation and stock-based plans;

•	review director compensation and recommend to the Board the form and amount of director compensation;

•	meet with management to review and discuss the Compensation Discussion and Analysis required by the SEC’s rules and regulations;

•	establish procedures for evaluating the suitability of potential director nominees;

•	recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as applicable;

•	review the suitability for continued service as a director of each Board member; and

•	review periodically the size and composition of the Board and recommend to the Board any appropriate changes, subject to our bylaws.

The full text of the Compensation and Nominating Committee charter is available under the Corporate Governance section of our website at www.approachresources.com. The information on our website is not part of this proxy statement.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Following such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. Our corporate governance documents are available under the Corporate Governance section of our website at www.approachresources.com, and are available in print upon request by any stockholder. The information on our website is not part of this proxy statement.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the Corporate Governance section of our website at www.approachresources.com. The information on our website is not part of this proxy statement. Any change to or waiver from our Code of Conduct may be made only by the Board or, in the case of any change in or waiver for any of our officers, by our independent directors. All changes and waivers will be disclosed as required by applicable SEC rules and regulations and NASDAQ Marketplace Rules.

Board Independence

The Board has determined that Mr. Brandi, Mr. Crain, Mr. Lubar and Mr. Whyte are independent within the meaning of applicable SEC rules and regulations and NASDAQ Marketplace Rules. Furthermore, the Board has determined that each of the current members of both the Audit Committee and the Compensation and Nominating Committee is independent within the meaning of applicable SEC rules and regulations and NASDAQ Marketplace Rules.

Identifying and Evaluating Nominees for Directors

The policy of the Compensation and Nominating Committee is to consider properly submitted nominations for candidates for membership on the Board. The Compensation and Nominating Committee and Board seek individuals who are of high ethical character and who share our values.

The Compensation and Nominating Committee and the Board also seek individuals with a diversity of professional experiences, including chief executive officers and other operating executives, investment and finance professionals, attorneys and individuals with experience or advanced degrees in public accounting. Other criteria that the committee will use to evaluate director nominees are:

•	a candidate’s strength of character, independence of opinion and sound business judgment;

•	the proportion of Board members who meet the criteria for independence required by NASDAQ Marketplace Rules;

•	a candidate’s broad understanding of business, financial affairs and the complexities of a business organization;

•	a candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders;

•	a candidate’s ability to devote sufficient time to effectively administer our affairs; and

•	a candidate’s educational background and expertise in areas significant to our operations.

The Compensation and Nominating Committee has no specific policy on diversity. However, the committee does not discriminate on the basis of race, gender, age or cultural background in identifying and nominating nominees for director. For purposes of consideration of diversity, the Compensation and Nominating Committee and the Board include members with differences of viewpoint, professional experience, education, skills and other individual qualities and attributes.

The Compensation and Nominating Committee may consider suggestions from many sources regarding possible candidates for nomination to the Board, including suggestions from management, directors and stockholders. For the deadlines for stockholder suggestions to the Compensation and Nominating Committee of individuals to be considered for nomination as candidates to be elected at the 2011 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2011 Annual Meeting of Stockholders.” Any such suggestion should be sent to the Compensation and Nominating Committee, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, together with the same information as that described in our bylaws for stockholder nominations made by the Board or management. The information should also include the name and address of the stockholder recommending the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the Board. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Communications with the Board

Stockholders may send written communications to the Board, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These communications will be compiled by the Corporate Secretary and promptly forwarded to the Board.

Director Attendance at Annual Meetings of Stockholders

Our Board expects directors to attend the annual meetings of our stockholders. We have formalized this expectation in a written policy that has been approved by the Compensation and Nominating Committee and the Board. All directors attended the last annual meeting of stockholders either in person or by telephone.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this proxy statement any failure to file by these dates in 2009.

We are aware that each of James H. Brandi, James C. Crain, Sheldon B. Lubar and Christopher J. Whyte did not timely file a Form 4 that covered grants of restricted shares that they elected to receive as of January 2, 2009, as part of their respective annual director compensation. A Form 4 for each of Mr. Brandi, Mr. Crain, Mr. Lubar and Mr. Whyte was filed on January 28, 2009. Based solely on our review of reports and written representations that we have received during the year ended December 31, 2009, we believe that all other required reports were timely filed.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 16, 2010, beneficial ownership of our common stock by our directors, the executive officers named in the Summary Compensation Table in this proxy statement, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of our outstanding shares:

	Number of Shares of
Name	Common Stock Owned(1)	Percent(2)

Directors and Executive Officers:
J. Ross Craft(3)(4)	748,402	3.6%
Steven P. Smart(3)(4)	209,267	1.0%
J. Curtis Henderson(3)	167,735	*
Ralph P. Manoushagian(3)(4)	158,054	*
Qingming Yang(3)	30,000	*
Bryan H. Lawrence(5)(6)	5,865,384	27.9%
James H. Brandi(3)	28,364	*
James C. Crain(3)	25,259	*
Sheldon B. Lubar(3)(7)	984,315	4.7%
Christopher J. Whyte(3)	28,800	*
Glenn W. Reed(8)	22,845	*
All officers and directors as a group (11 persons)(4)	8,268,425	39.4%
Other Beneficial Owners:
Yorktown Energy Partners V, L.P.(5)(9)	3,905,504	18.6%
JPMorgan Chase & Co.(10)	1,219,288	5.8%
Robeco Investment Management, Inc.(11)	1,178,161	5.6%

*	Less than one percent.

(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power.

(2)	Based on 21,007,225 shares of our common stock outstanding at April 16, 2010.

(3)	C/o Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116.

(4)	The number of shares beneficially owned includes the following shares that are subject to options that are currently exercisable or will become exercisable within 60 days of the date of this proxy statement:

Name of Beneficial Owners	Shares Subject to Options

J. Ross Craft	152,892
Steven P. Smart	28,845
Ralph P. Manoushagian	28,845

Total	210,582

(5)	Has a principal business address of 410 Park Avenue, 19th Floor, New York, New York 10022.

(6)	Includes attribution of shares held by Yorktown Energy Partners V, L.P. and its affiliates. Mr. Lawrence disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(7)	Includes attribution of shares held by Lubar Equity Fund, LLC and Lubar Nominees. Mr. Lubar disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8)	Mr. Reed retired from the Company as Vice President — Operations on November 20, 2009. The number of shares is as of November 20, 2009.

(9)	Based on Form 4 filed March 15, 2010, reporting ownership as of March 15, 2010. Yorktown V Company LLC is the sole general partner of Yorktown Energy Partners V, L.P. As a result, Yorktown V Company LLC may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Yorktown Energy Partners V, L.P.

(10)	Based on Schedule 13G filed January 28, 2010, reporting ownership as of December 31, 2009. JPMorgan Chase & Co., as an investment adviser, has the sole and shared power to vote 1,149,893 and zero shares, respectively, and the sole and shared power to dispose of 1,219,288 and zero shares, respectively. JPMorgan Chase & Co.’s principal business address is 270 Park Avenue, New York, New York 10017.

(11)	Based on Schedule 13G/A filed February 5, 2010, reporting ownership as of December 31, 2009. Robeco Investment Management, Inc., as an investment adviser, has the sole and shared power to vote 1,178,161 and zero shares, respectively, and the sole and shared power to dispose of 1,178,161 and zero shares, respectively. Robeco Investment Management’s principal business address is 909 Third Avenue, New York, New York 10022.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our named executive officers.

Name	Age	Position

J. Ross Craft	53	President, Chief Executive Officer and Class III Director
Steven P. Smart	55	Executive Vice President and Chief Financial Officer
J. Curtis Henderson	47	Executive Vice President, General Counsel and Secretary
Ralph P. Manoushagian	58	Executive Vice President — Land
Qingming Yang	47	Vice President — Exploration

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. For Mr. Craft’s biographical information, please see “Proposal One — Election of Directors — Directors.”

Steven P. Smart joined us as Treasurer at our inception in September 2002. Mr. Smart was named Vice President — Finance in August 2005, and promoted to Executive Vice President and Chief Financial Officer in June 2007. From 2000 to 2002, Mr. Smart was Controller and Treasurer of Prize Energy Corp., a public exploration and production company. From 1998 to 2000, Mr. Smart was a Senior Manager in the Energy Industry group at Arthur Andersen LLP. Prior to 1998, Mr. Smart served in senior executive financial positions with several public and private oil and gas companies, including Magnum Hunter Resources Inc. and Saxon Oil Co. Mr. Smart began his career in public accounting with Deloitte & Touche (formerly Touche Ross). Mr. Smart has over 30 years of experience with both public and private companies in the oil and gas industry. Mr. Smart holds a B.B.A. in Accounting from Angelo State University and is a licensed Certified Public Accountant.

J. Curtis Henderson joined us in February 2007 as Executive Vice President, General Counsel and Secretary. From 2005 to 2007, Mr. Henderson served as President and Chief Executive Officer of Coterie Capital Partners, Ltd., a private equity partnership in Dallas, Texas. From 1996 to 2005, Mr. Henderson served as General Counsel of Nucentrix Broadband Networks, Inc., a public broadband wireless telecommunications company based in Dallas. While he was at Nucentrix, Mr. Henderson oversaw its sale to an affiliate of Nextel Communications Inc. under Section 363 of the United States Bankruptcy Code in 2004. Mr. Henderson began his career as a lawyer in the corporate and securities section of Locke Lord Bissell & Liddell (formerly Locke Purnell Rain Harrell). Mr. Henderson has over 20 years of experience in public and private securities, mergers and acquisitions, corporate finance and regulatory affairs. Mr. Henderson holds a B.A. in Political Science from Austin College and a J.D. from Washington and Lee University School of Law. Mr. Henderson is the brother-in-law of J. Ross Craft, our CEO and President.

Ralph P. Manoushagian joined us in February 2004 as Land Manager. Mr. Manoushagian was named Senior Vice President — Land in June 2007 and Executive Vice President — Land in June 2008. In 2003, Mr. Manoushagian worked as an independent landman. From 2001 to 2003, Mr. Manoushagian was the President of Hudco Fuels, a privately-owned fuel distributorship. Mr. Manoushagian has been an active landman and oil and gas operator for over 30 years. Mr. Manoushagian holds a B.B.A. in Finance from the University of North Texas and has been a Certified Professional Landman since 1988. Mr. Manoushagian is a director of the First Financial Bank of Southlake, Texas. He previously served as a director and Vice President of the Texas Independent Producers and Royalty Owners and as a director of the Texas Alliance of Energy Producers.

Qingming Yang joined us in July 2009 as Vice President — Exploration. Dr. Yang has over 24 years of domestic and international exploration, technical and operating experience in the oil and gas industry. Before joining Approach, Dr. Yang was employed by Pioneer Natural Resources for 12 years in a variety of positions, including his last position as Geosciences Advisor/Technical Lead for Pioneer’s Eagle Ford Shale team. Dr. Yang earned his B.S. in Petroleum Geology from Chengdu University of Technology in the People’s Republic of China, his M.A. in Geology from George Washington University and his Ph.D. in Structural Geology from the University of Texas at Dallas.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding future Company performance goals and measures. These goals and measures are disclosed in the limited context of the Company’s incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Introduction and Overview

The following discussion and analysis is intended to assist you in understanding our compensation program. It is intended to cover all the elements of compensation paid to our named executive officers and the reasoning used by the Compensation and Nominating Committee in structuring our executive compensation program, which is designed primarily to incentivize our named executive officers to build stockholder value.

We believe our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors with compensation that is competitive with comparable public companies and that recognizes both overall business and individual performance. Our policies are also intended to support the achievement of our strategic objectives by tying the interests of our executive officers with those of our stockholders through operational and financial performance goals and equity-based compensation.

The three principal elements of our current executive compensation programs are annual base salary, annual incentive bonuses and long-term equity incentives in the form of stock-based awards under our 2007 Stock Incentive Plan, referred to as our 2007 Plan. Base salary is annual salary that pays for skill and experience and is required for market competitiveness. Annual incentive bonuses are annual performance awards for achievement of then-current business goals. Long-term equity incentives are stock-based awards that provide a competitive, long-term incentive to employees and named executive officers in direct alignment with stockholder interests.

Named executive officers receive the same health and welfare benefits, including medical, prescription drug, dental and vision, that are offered to all employees. The same contribution amounts and plan design provisions apply to all employees. The named executive officers also participate in the same qualified 401(k) plan as other employees. Under the plan, the Company currently matches 100% of an employee’s elective deferrals up to 3% of annual base salary, plus an additional 50% of elective deferrals on the next 2% of annual base salary. All matching contributions are subject to applicable federal limitations under the Internal Revenue Code and U.S. Treasury regulations. We also provide certain named executive officers with disability insurance and reimbursement of club membership dues. Please see the Summary Compensation Table for other compensation received by our named executive officers. These benefits are part of our overall pay program and are designed to encourage continuity in employment and executive leadership and to remain competitive in the market for talent and experience in the E&P business.

Throughout this proxy statement, the individuals who serve as our CEO and Chief Financial Officer, or CFO, as well as the other individuals included in the Summary Compensation Table in this proxy statement, are referred to as our named executive officers or executive officers.

Compensation Program Objectives and Methodology

The objectives of our executive compensation programs are as follows:

•	attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry, particularly in the Dallas — Fort Worth, Texas area;

•	pay for performance, whereby Company and individual performance substantially influence an executive officer’s total compensation opportunity;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	compensate our executives accordingly to meet our annual and long-term objectives.

To accomplish these objectives, we intend to provide a competitive total compensation package. Base salaries and total compensation are intended to be competitive with our industry peers, considering individual performance and experience, to ensure that each executive officer is appropriately compensated.

Setting Executive Officer Compensation

Role of the Compensation and Nominating Committee

Our Compensation and Nominating Committee is responsible for the approval, evaluation and oversight of all of our compensation plans, policies and programs. For ease of reference in this Compensation Discussion and Analysis section of the proxy statement, we may sometimes refer to this committee simply as our Compensation Committee or the committee. The members of our Compensation Committee are Sheldon B. Lubar (Chairman), James H. Brandi and James C. Crain, each of whom is an independent director under applicable SEC rules and regulations and NASDAQ Marketplace Rules. The committee held six meetings in 2009 and took action four times by written consent. In addition, committee members speak frequently with each other concerning compensation matters outside of regularly-scheduled meetings. As Chairman of the committee, Mr. Lubar regularly reports to the full Board regarding compensation matters.

The committee meets outside the presence of all of our named executive officers to consider the appropriate compensation for our CEO. The committee analyzes the performance of our CEO and determines the base salary, payments to be made under our annual incentive program and any grant of long-term equity incentive awards. For all other named executive officers, the committee meets outside the presence of all named executive officers, except our CEO. Our CEO annually reviews the performance of each named executive officer with the committee and makes recommendations to the committee on the appropriate base salary, payments to be made under any discretionary portion of our annual incentive program and any grant of long-term equity incentive awards. Our CEO has no role in determining his own compensation.

Based in part on these recommendations from our CEO for non-CEO named executive officers, and the other considerations discussed in this Compensation Discussion and Analysis, the committee recommends to the Board the annual compensation package of each of our named executive officers, including our CEO. Input or suggestions applicable to group or individual compensation from other executive officers may be solicited by the committee.

The function of the Compensation Committee is more fully described in its charter, which is available under the Corporate Governance section of our website at www.approachresources.com. The information on our website is not part of this proxy statement. The committee’s duties and purpose also are discussed under “Board of Directors, Board Meetings and Committees — Compensation and Nominating Committee” in this proxy statement.

Use of Peer Group Comparisons

For 2009 executive compensation matters, Longnecker & Associates, or L&A, the Compensation Committee’s independent compensation consultant, recommended a group of companies as a “peer group” for executive compensation analysis purposes. L&A compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly-filed documents. The committee used the compensation data to compare the compensation of the Company’s executive officers to comparably-titled persons at companies within the peer group. For 2009, L&A recommended the following group of peer companies to the committee:

• Abraxas Petroleum Corporation	• Brigham Exploration Company
• GeoMet Inc.	• GMX Resources, Inc.
• Goodrich Petroleum Corporation	• Gulfport Energy Corporation
• Panhandle Oil & Gas Inc.	• Parallel Petroleum Corporation
• PetroQuest Energy Inc.	• TXCO Resources, Inc.

These peer companies were chosen based on their position in the upstream E&P sector of the oil and gas business, as well as relative annual revenues, earnings per share, assets, market capitalizations and share price.

The Compensation Committee reviews the peer group annually. For 2010, the committee considered peer group data provided by management from the following, additional companies: Carrizo Oil & Gas, Inc., NGAS Resources, Inc., Rex Energy Corporation and Rosetta Resources Inc. These companies were added to the 2010 peer group for consideration by the committee based on the companies’ positions in the upstream E&P sector of the oil and gas business, emphasis on natural gas production and reserve base, year-end reserves, capital budgets and market capitalizations. For 2010, the committee did not consider compensation data from Parallel Petroleum Corporation and TXCO Resources, Inc., as Parallel terminated its public filings and was sold in 2009, and TXCO filed for relief under Chapter 11 of the U.S. Bankruptcy Code in 2009 and agreed to sell a substantial portion of its assets in 2010. The committee considers peer group data relevant to, but not determinative of, the committee’s consideration of overall executive compensation matters.

Use of Oil and Gas E&P Compensation Survey

In considering annual base salaries for 2009 and 2010, the Compensation Committee also considered the Oil and Gas E&P 2008 and 2009 Compensation Surveys, respectively, prepared by Effective Compensation, Inc., or ECI. The 2008 ECI survey contains compensation information from 119 public and private E&P companies in the United States from 2007. The 2009 ECI survey contains compensation information from 119 public and private E&P companies in the United States from 2008. The 2008 and 2009 ECI surveys provide specific data on an aggregated basis within subcategories based on whether companies are public or private, revenues, exploration and production budget and geographic location, among others. In addition to the individual experience and performance of our executive officers, the committee considered compensation information in the 2008 and 2009 ECI surveys from public, independent oil and gas companies with revenues of $125 million or less, exploration and production budgets of $40 million to $100 million and which are headquartered in Texas.

Role of Compensation Consultant

The Compensation Committee has the sole authority to engage and terminate compensation consultants. In February 2009, the Compensation Committee retained Longnecker & Associates, or L&A, as an independent compensation consultant to consult with the committee on the Company’s executive and non-employee director compensation program. In this capacity, L&A reports only to the Compensation Committee and does no other work for the Company. Representatives from L&A attended multiple Compensation Committee meetings in 2009 and 2010 and advised the committee on general trends in executive and director compensation matters, including:

•	peer group development for the Company;

•	executive compensation packages;

•	incentive plan design;

•	long-term stock incentive grants;

•	industry compensation practices;

•	board compensation packages; and

•	sign-on and potential follow-on grant policies for non-executive employees.

Elements of the Company’s Executive Officer Compensation Program

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for their services during the year. Although we have no written policies or guidelines for setting the base salaries of our executive officers within a specified range of the compensation levels of our industry peers, our executive officer salaries are intended to be competitive with our industry peers. Our Board recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Dallas — Fort Worth, Texas area. Our philosophy is to set our executive officers’ base salaries at levels that we believe will enable us to retain them, with the goal of growing stockholder value going forward.

We review salary ranges and individual salaries for our executive officers annually. We establish the base salary for each executive officer based on consideration of pay levels of our industry peers and business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

For 2009 annual base salaries, the committee did not establish benchmarks. Rather, the committee reviewed comparable base salary levels and incentive bonus targets to determine the relative competitiveness of the Company’s compensation structure. The committee also consulted L&A on 2009 pay practices in the E&P sector given poor economic conditions and negative total stockholder returns in 2008. Finally, the committee considered the specific recommendations of the CEO on 2009 annual base salaries for the named executive officers other than the CEO. Based on the committee’s review, the committee recommended, and the Board approved, no material increases in 2009 annual base salaries from 2008 annual base salaries. The committee determined to reallocate amounts that had been allocated for car allowances before our IPO for Mr. Craft ($6,300), Mr. Smart ($4,500) and Mr. Reed ($6,300) to these officers’ respective annual base salaries for 2009 and to discontinue future car allowances. The 2009 annual base salaries for the named executive officers are set forth in the Summary Compensation Table below.

For 2010, the committee process for determining annual base salaries for named executive officers was substantially similar to the process for 2009. As there was no material change in the annual base salaries from January 2008 through December 2009, the committee approved a 3% increase in annual base salaries for the named executive officers for 2010, except for Mr. Manoushagian, who received an increase of 10%, and Mr. Yang, whose salary was held flat. Mr. Manoushagian’s increase in annual base salary for 2010 was based on individual performance, the CEO’s recommendation and committee’s decision to make his salary more competitive with annual salaries of industry peers based on the 2009 ECI survey. Mr. Yang’s 2010 annual base salary was unchanged, as his salary had been set in July 2009. The committee believed that a 3% increase in annual base salary for Mr. Craft, Mr. Smart and Mr. Henderson was appropriate as such an increase was slightly more than the cumulative rate of inflation of 2.3% from January 2008 through December 2009, based on the U.S. Department of Labor’s Bureau of Labor Statistics Consumer Price Index. Accordingly, the committee recommended, and the Board approved, increases in 2010 annual base salaries for the Company’s named executive officers as follows:

		2010 Base	Salary
Name	Title	Salary	Increase

J. Ross Craft	President and CEO	$312,500	3%
Steven P. Smart	Executive Vice President and CFO	263,500	3%
J. Curtis Henderson	Executive Vice President and General Counsel	257,500	3%
Ralph P. Manoushagian	Executive Vice President — Land	187,000	10%
Qingming Yang	Vice President — Exploration	220,000	—

Performance-Based Annual Incentive Awards

2009 Annual Incentive Plan Overview

A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. In 2008, we began providing the opportunity for our named executive officers to earn an annual, performance-based, cash incentive award. We plan to continue to provide this opportunity to attract and retain an appropriate caliber of talent for these positions and to motivate executives to achieve our annual business goals. We review annual incentive awards for our named executive officers annually in the first 90 days of our fiscal year to determine award payments for the most recently completed fiscal year, and to establish award opportunities for the then-current fiscal year.

Consistent with our philosophy of linking pay directly to performance, our Compensation Committee adopted, and our Board ratified, performance-based incentive award programs for 2009 and 2010 under which performance awards were made under our 2007 Plan. We refer to these performance awards as annual incentive awards. The annual incentive awards were determined as a percentage of an executive officer’s annual base salary and were paid to the executive officer upon the achievement of certain performance targets, plus an amount that, in the committee’s discretion, was awarded to named executive officers based on individual performance, including overall duties, responsibilities and expertise.

The Compensation Committee developed performance categories, relative weighting among the performance categories and targets to be used for the 2009 and 2010 annual incentive plans, and reviewed them with our CEO, CFO and General Counsel. For 2009, the committee also reviewed the performance categories and targets with our compensation consultant.

The committee cannot increase payout amounts under performance categories that depend on the achievement of specific targets. Payments related to performance categories that are tied to the achievement of specific targets are capped once the excellent target is achieved. The committee can, however, in its reasonable discretion, reduce the payout amounts for these performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee. In addition to the performance categories tied to specific company targets, the committee approved an individual performance category in the 2009 and 2010 annual incentive plans that allows the committee, in its discretion, to allocate a portion of a named executive officer’s annual incentive award based on the officer’s individual performance, including overall duties, responsibilities and expertise.

2009 Annual Incentive Plan Performance Categories and Targets

For 2009, the Compensation Committee and the Board established a 2009 annual incentive plan with annual incentive measures based on Company and individual performance in six performance categories. The committee established a minimum, or “threshold,” and maximum, or “excellent,” performance target for each performance category. The Company is required to reach the threshold target in a performance category before a participant receives any credit for such category in the calculation of his or her annual incentive award. If the Company exceeds the threshold level for a performance category, the amount of the annual incentive award attributable to that category is capped at the excellent level. If actual results fall between the threshold and excellent performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted in accordance with a predetermined formula that measures performance on a linear, pro-rata basis between the threshold and excellent levels.

Compared to the 2008 annual incentive plan, the committee adjusted the 2009 plan by:

•	adding two cost categories (LOE and G&A per Mcfe, and drill-bit F&D per Mcfe);

•	eliminating one growth category (net asset value per share growth);

•	increasing the relative weight of the individual performance category from 10% to 25%; and

•	refining the annual incentive targets for certain executive positions.

These adjustments reflect the Company’s focus on controlling costs during a period of weak commodity prices and the uncertainty of the 2009 operating environment for many E&P companies, including the Company. After adding the two cost categories for 2009, the committee eliminated net asset value per share growth, as the 2009 plan already contained two other growth categories (production and reserves) and the committee wanted to ensure that sufficient weight would be given to each of the remaining categories.

The six performance categories selected with respect to the 2009 annual incentive plan are shown in the table below, together with the target levels of achievement and actual results achieved in 2009 in each category. Five of the performance categories are Company-wide performance measures and the sixth performance category, individual performance, is personal to each executive officer.

		2009 Performance Targets
Performance Category	Weight	Threshold	Excellent	2009 Actual Results

1. Production growth	15.00%	10.00%	20.00%	0.61%
2. Reserve volume growth	15.00%	10.00%	20.00%	3.72%
3. EBITDAX per share growth	15.00%	15.00%	25.00%	(41.58)%
4. LOE and G&A per Mcfe	15.00%	$1.75	$1.50	$2.04
5. Drill-bit F&D per Mcfe	15.00%	$2.10	$1.85	$0.97
6. Individual performance(1)	25.00%	8.75% - 12.50%	18.75% - 37.50%	18.75% - 37.50%

	100.00%

(1)	Threshold and excellent percentiles for individual performance are expressed as a percentage of annual base salary. The threshold target for individual performance ranged from 8.75% for Vice Presidents and Executive Vice Presidents II, to 12.5% for Executive Vice Presidents I and the President and CEO. The excellent target for individual performance ranged from 18.75% for Vice Presidents and Executive Vice Presidents II, to 37.5% for the President and CEO.

Production and reserve volume growth are essential measurements of our performance. Production and reserves used in the calculation of these criteria are based on results we report in our annual earnings release and our annual report on Form 10-K.

We define EBITDAX per share as net (loss) income plus (i) exploration expense, (ii) impairment of unproved properties, (iii) depletion, depreciation and amortization expense, (iv) share-based compensation expense, (v) impairment of investment, (vi) unrealized (loss) gain on derivatives, (vii) interest expense and (viii) income taxes, divided by the weighted average number of shares of common stock outstanding for the applicable year. The committee has determined that EBITDAX per share is appropriate because it is widely accepted by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities and it reflects a company’s ability to adapt to the impact of changing commodity prices as well as oilfield service costs.

LOE and G&A per Mcfe is the sum of our annual lease operating expense, or LOE, plus general and administrative expense, or G&A, divided by our annual production as measured in thousand cubic feet equivalent, or Mcfe. LOE and G&A are two financial measures under GAAP from our audited financial statements, and we report production in units of Mcfe in our annual earnings release and our annual report on Form 10-K. Our committee believes that in a period of depressed commodity prices and reduced drilling activity such as we experienced during 2009, it is critical to incentivize management to control costs.

Drill-bit finding and development, or F&D, costs are calculated by dividing the sum of annual exploration and development costs by the total of reserve extensions and discoveries for the applicable year end, each as set forth in the notes to the audited financial statements of our annual report on Form 10-K. The committee believes this measure is useful to evaluate how efficiently we can add proved reserves through our own drilling program.

The committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance.

For 2009, the committee retained the individual performance category from 2008, but increased its relative weight among all performance categories from 10% to 25%. Seventy-five percent of the amount of potential 2009 annual incentive bonuses continued to be determined by objective, Company performance results. However, growth performance targets such as production, reserve volume and EBITDAX per share are based on forecasts that are subject to ongoing change depending on external factors such as commodity prices and oilfield service costs. Rather than materially change the performance targets from 2008, the committee determined it was in the best interest of the Company and its stockholders to increase the weighting of the individual performance category to allow the committee to assess the overall performance of management at year end, and keep our management motivated to contribute to the long-term growth of stockholder value. The individual performance category is discretionary and allows the committee to recognize performance that is more difficult to quantify, such as successful supervision of significant company projects, cost reductions, demonstrated departmental leadership and other contributions to our Company. The committee is in regular contact with our CEO, is knowledgeable about Company operations and believes that it is in a position to accurately and fairly judge individual performance, with the specific recommendations of the CEO for the named executive officers other than the CEO, after year end.

In addition to selecting the performance categories, the committee approved, after consultation with our CEO, annual incentive targets (expressed as a percentage of an executive’s annual salary) for each of our named executive officers except for our CEO, for whom the committee determined incentive targets without consultation with the CEO. In determining these incentive targets, the committee attempted to ensure that the payouts provided meaningful incentive to each of our executive officers. For 2009, the annual incentive targets for our named executive officers were as set forth in the following table. These incentive targets assumed that the “threshold” or “excellent” targets, as applicable, were met for each of the six Company and individual performance categories discussed above:

	2009 Annual Incentive Award
	as a Percent of Annual Salary
Position	Threshold	Excellent

President and CEO	50%	150%
Executive Vice Presidents I	50%	100%
Executive Vice Presidents II	35%	75%
Vice Presidents	35%	75%

2009 Annual Incentive Plan Awards

For 2009, the actual annual incentive award amount payable to each named executive officer was based upon the Company’s performance in the five performance categories and the individual performance of each named executive officer. As set forth above in the “2009 Actual Results” column of the table entitled “2009 Performance Targets,” the Company achieved the excellent target of the drill-bit F&D performance category. No other threshold or excellent targets of Company performance categories were met and no other payments were made with respect to such categories. For individual performance, the committee determined to award the excellent targets of 18.75% to 37.5% of annual base salaries to the named executive officers. In making this determination, the committee considered each of the named executive officer’s overall duties, responsibilities and expertise. The committee also took into account the adverse price and operating environment for natural gas-weighted E&P companies, including the Company, in 2009. As a result of the drop in natural price prices in 2009, the Company shut down drilling during the second and third quarters of 2009, which caused a significant decline in average daily production from the first through the fourth quarters and restricted the Company’s ability to achieve target growth measures such as production, reserve volume and EBITDAX per share growth. In making its determination on the discretionary portion of the 2009 annual incentive award, the committee also noted that, despite the difficult operating conditions and reduced drilling activity in 2009, the Company was able to increase reserves and liquidity and pay down debt during 2009.

In reviewing the above considerations, the Company’s 2009 results, performance of the CEO and the CEO’s recommendations on the performance of the other executive officers, the committee awarded the 2009 award percentages as set forth in the table below. The 2009 award percentage is the sum of the percentage performance results calculated for each performance category plus individual performance. The 2009 award payments for each category are graduated between each performance target in accordance with a predetermined formula that measures performance on a linear, pro-rata basis between the threshold and excellent levels. The 2009 award payments are also included in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column for 2009.

	2009 Award	2009 Award
Performance Category	Percent(1)	Payment($)

President and CEO
J. Ross Craft	60.00%	$182,040
Executive Vice Presidents I
Steven P. Smart	40.00%	$102,400
J. Curtis Henderson	40.00%	$100,000
Executive Vice Presidents II and Vice Presidents
Ralph P. Manoushagian	30.00%	$51,000
Qingming Yang	30.00%	$28,570 (2)

(1)	As a percent of annual base salary.

(2)	Mr. Yang’s 2009 annual incentive award was prorated based on his start date of July 27, 2009.

2010 Annual Incentive Plan

For 2010, the Compensation Committee has established an annual incentive plan based on the same performance categories, relative weights, performance targets (threshold and excellent) and incentive targets (as a percentage of an executive’s annual salary) for each of our named executive officers, as used under the 2009 annual incentive compensation plan.

The committee’s general policy is to determine any payout amounts for annual incentive awards before March 15 of the following year based upon our performance against the performance measures established by the committee, subject to the committee’s discretion to reduce the payout amounts after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee.

Long-Term Stock Incentive Compensation

We use long-term equity incentive grants to attract, retain and motivate our executive officers as part of our total compensation package. Stock incentive awards are granted under our 2007 Plan.

The 2007 Plan allows for the grant of restricted stock, stock options, stock appreciation rights, restricted stock units, stock awards and other incentive awards. The primary purpose of the 2007 Plan is to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to improve our business results by providing an opportunity to acquire or increase a direct, proprietary interest in our operations and future success.

Since our IPO in 2007, when stock awards have been deemed appropriate by the committee for named executive officers, the committee has used restricted stock that vests over three years, to align the compensation of our executive officers with an increase in long-term stockholder value. However, the committee may use other awards and vesting periods available under the 2007 Plan as well. We expense stock awards under FASB ASC Topic 718, formerly Statement of Financial Accounting Standards No. 123(R), Share-Based Payments. We believe awards of restricted stock can effectively balance our objective of focusing the recipient of the award on delivering long-term value to our stockholders, with our objective of providing value to the recipient with the equity awards. Restricted stock offers recipients the opportunity to receive shares of our common stock on the date the restriction lapses. In this regard, we believe that restricted stock serves both to reward and retain the recipients. Restricted stock awards also allow the Company to budget for charges to earnings under FASB ASC Topic 718 with greater certainty than other types of awards such as stock options.

The committee may also identify specific performance measures in determining long-term stock incentive compensation levels. The committee has not yet identified specific performance measures for long-term incentive compensation, but is considering such measures.

In general, prior compensation, such as gains from prior stock options or stock awards, is not taken into account in setting other elements of compensation, such as base pay or incentive bonuses. However, the committee has considered prior stock purchases by, and prior stock and stock option awards to, our named executive officers when considering additional stock award grants in 2009 and 2010.

In June 2009, the committee granted restricted stock awards to certain of the named executive officers. In determining whether, and in what amounts, to grant the June 2009 stock awards, the committee considered recommendations of our compensation consultant, committee members’ own experience with executive compensation matters at other, public E&P companies, the potential dilutive effect of stock awards and the then-current economic and market environment. The committee also considered stock ownership and award data from companies in the 2009 peer group. The committee determined that peer data was relevant to, but not determinative of, the committee’s consideration of overall executive compensation, including equity compensation. The committee also considered existing stock ownership of our named executive officers and the importance of retention and alignment of objectives with stockholders’ interests as goals of any long-term incentive stock award grant. The committee noted that the Company’s named executive officers had no multi-year vesting, equity incentive awards. The committee also reviewed the number of shares available for grant under the 2007 Plan. At the time of the June 2009 grant, there were approximately 1,250,720 shares available for grant under the 2007 Plan, or 60.5% of the total shares available for grant under the 2007 Plan.

Our compensation consultant recommended 2009 restricted stock awards based on multiples that ranged from 1.25 to 2.0 times a named executive officer’s annual base salary. The committee also considered the compensation consultant’s advice that, for annual grants of stock awards as a percentage of a company’s total outstanding shares, typical annual grants were 1.5% — 2.0%. The committee noted that the Company’s stock award grants through June 2009, including the grants awarded to the named executive officers, would represent approximately 0.8% of the Company’s outstanding common stock. The committee also considered the individual performance of the CEO and the recommendations of the CEO regarding the individual performance of the named executive officers other than the CEO.

After considering all of the factors discussed above, the committee awarded restricted stock grants to the named executive officers in the amounts set forth in the table below. These restricted stock awards vest in three equal annual installments beginning one year from the date of grant. Based on the grant date fair value of the awards, the actual grant by the committee was approximately 18% less than the amount recommended by the compensation consultant.

			Aggregate
			Grant Date	Multiple
		Restricted Stock	Fair Value	of Annual
Name	Title	Award (Shares)	(1)($)	Base Salary

J. Ross Craft	President and CEO	57,273	504,002	1.7
Steven P. Smart	Executive Vice President and CFO	32,727	287,998	1.1
J. Curtis Henderson	Executive Vice President and General Counsel	32,727	287,998	1.2
Ralph P. Manoushagian	Executive Vice President — Land	16,364	144,003	0.8

(1)	Calculated in accordance with FASB ASC Topic 718 and based on the closing price of our common stock on NASDAQ of $8.80 per share on the date of grant, June 3, 2009.

In addition to grants to existing executive officers, the Committee has the discretion to approve long-term incentive awards in connection with hiring new executive officers. When hiring Mr. Yang as the Company’s Vice President — Exploration in July 2009, the committee awarded him 30,000 shares of restricted stock, which vest in three equal annual installments beginning one year from the date of grant. The committee based this decision on the recommendation of the CEO and data for comparable positions at public E&P companies contained in the 2009 ECI survey. Based on the closing price of our common stock on NASDAQ on the grant date and in accordance with FASB ASC Topic 718, the aggregate grant date fair value of the stock award to Mr. Yang was $209,700, or approximately 1.0 times his annual base salary.

Stock Ownership Guidelines

The committee has not established minimum stock ownership requirements for our named executive officers or directors. However, the committee believes that meaningful stock ownership by our officers and directors is critical in aligning management’s interests with the interests of our stockholders. For 2010, the Board changed the $85,000 annual retainer under our director compensation plan from cash, stock or a combination of both, to $50,000 in stock and $35,000 in cash, stock or a combination of both. The committee will continue to consider whether minimum stock ownership requirements may be necessary to achieve our goal of aligning management’s interests with those of our stockholders.

For new executive officers, we expect to take into account their prior base salary, annual cash incentives, the value of any equity compensation or other benefits that the new officer would forfeit to accept employment with us, as well as the contributions expected to be made by the new officer, our business needs and the role of the officer with us.

The committee does not make, nor has the committee in the past made, incentive stock grants in coordination with the release of material, non-public information. Instead, the committee will grant equity awards at the time or times dictated by our normal compensation process as that process is developed by the committee.

To date, the committee has granted no long-term incentive stock awards to the named executive officers for 2010. The committee is considering alternatives regarding long-term stock incentive awards and plans to discuss the issue more in 2010.

Employment Agreements; Other Agreements

We have employment agreements with Mr. Craft and Mr. Smart that entitle these officers to receive severance payments equal to a specified number of months of base salary if their employment is terminated by the Company other than for cause and, for Mr. Craft, in the event of a change in control or termination for good reason. These agreements were entered into in January 2003 when the Company was privately-held, as a means to attract and retain an initial core management team. In addition, we entered into restricted stock award agreements with Mr. Craft, Mr. Smart, Mr. Henderson and Mr. Manoushagian in June 2009, that entitle them under the 2007 Plan to accelerated vesting of their respective restricted stock awards in the event of termination without cause, for good reason or upon a change of control, but contain no other severance benefits relating to termination of their employment. In connection with Mr. Yang’s hiring in July 2009, we entered into a restricted stock award agreement with him that entitles him under the 2007 Plan to accelerated vesting of his restricted stock award in the event of termination without cause, for good reason or upon a change of control, but contains no other severance benefits relating to termination of his employment. The employment agreements, potential severance payments and restricted stock award agreement are discussed in more detail in this proxy statement under “Potential Payments upon Termination or Change in Control.” The committee has begun the process of reviewing the existing employment agreements, all of which were entered into before the committee was formed, but the committee has not formulated a specific policy on the use of employment or severance agreements going forward.

In addition, all of our employees, including our named executive officers, have entered into non-disclosure agreements that prohibit employees from (i) disclosing confidential or proprietary information at any time and (ii) for a period of one year from termination of employment, soliciting employment of any employee of the Company. We view these agreements as critical in the highly competitive business of exploration and development of oil and gas properties, and these agreements are independent of any compensation or benefits otherwise payable to our employees.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as clarified by the Internal Revenue Service and regulations, generally disallows a federal income tax deduction to public corporations for compensation in excess of $1,000,000 paid for any fiscal year to each of the corporation’s chief executive officer and the three other most highly compensated executive officers, other than its chief financial officer, as of the end of any fiscal year. However, the regulations currently exempt qualified performance-based compensation from the $1,000,000 deduction limit if certain requirements are met.

Our policy is to have compensation programs that recognize and reward performance that increases stockholder value, and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of that compensation. We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in the Company’s and our stockholders’ best interests to provide compensation to selected executives even if it is not deductible.

We designed our performance-based, incentive award program for executive officers for 2009 and 2010 so that incentive compensation based on our company-wide performance measures will be exempt from the Section 162(m) $1,000,000 deduction limitation as qualified performance-based compensation. Incentive compensation based on individual performance will not be exempt from the $1,000,000 deduction limitation as qualified performance-based compensation. Accordingly, if the $1,000,000 deduction limitation is exceeded, the tax deductibility of incentive compensation based on individual performance will be limited.

Restricted stock awards that have been made under our 2007 Plan to the named executive officers do not qualify as exempt, performance-based compensation. Accordingly, if the $1,000,000 deduction limit is exceeded, the tax deductibility of these awards will be limited.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the Compensation and Nominating Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted by the Compensation and Nominating Committee of the Board,

Sheldon B. Lubar, Chairman
James H. Brandi
James C. Crain

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation and Nominating Committee.

EXECUTIVE COMPENSATION

As explained in our Compensation Discussion and Analysis, set forth below is the compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities, consisting of base salaries, cash bonuses, long-term equity incentives and health and welfare benefits. Our named executive officers include our (i) President and CEO (our principal executive officer), (ii) Executive Vice President and CFO (our principal financial officer) and (iii) the other three most highly compensated executive officers in 2009, plus Mr. Reed, the Company’s former Vice President — Operations.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)

J. Ross Craft	2009	303,400	—	504,002	182,040	18,925	1,008,367
Director, President and	2008	297,100	—	—	331,875	26,935	655,910
Chief Executive Officer	2007	237,500	1,250,731	1,080,000	—	37,337	2,605,568
Steven P. Smart	2009	256,000	—	287,998	102,400	9,800	656,198
Executive Vice President	2008	251,500	—	—	190,625	14,500	456,625
and Chief Financial Officer	2007	198,750	668,280	720,000	—	26,500	1,613,530
J. Curtis Henderson(5)	2009	250,000	—	287,998	100,000	9,800	647,798
Executive Vice President,	2008	250,000	—	—	190,625	14,276	454,901
General Counsel and Secretary	2007	179,250	750,328	2,041,875	—	—	2,971,453
Ralph P. Manoushagian	2009	170,000	—	144,003	51,000	—	365,003
Executive Vice President — Land	2008	170,000	—	—	121,125	—	291,125
	2007	148,750	398,784	360,000	—	—	907,534
Qingming Yang(6)	2009	95,898	40,000	209,700	28,570	—	374,168
Vice President — Exploration	2008	—	—	—	—	—	—
	2007	—	—	—	—	—	—
Glenn W. Reed(7)	2009	188,763	—	—	—	452,862	641,625
Vice President — Operations	2008	202,100	—	—	132,500	9,386	343,986
	2007	174,167	413,334	360,000	—	10,886	958,387

(1)	Dr. Yang received a $40,000 signing bonus in connection with his hiring in July 2009. Bonuses paid in 2007 were composed of the following:

	Gross Up	Gross Up	Gross Up
	Tax Bonus	Tax Bonus	Tax Bonus	IPO Bonus	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)

J. Ross Craft	356,282	619,449	—	275,000	1,250,731
Steven P. Smart	72,814	412,966	—	182,500	668,280
J. Curtis Henderson	—	412,966	154,862	182,500	750,328
Ralph P. Manoushagian	72,301	206,483	—	120,000	398,784
Glenn W. Reed	86,851	206,483	—	120,000	413,334

(a)	To cover out-of-pocket income taxes incurred in 2007 as a result of the sale of shares of common stock to repay full recourse management notes before our IPO.

(b)	To cover out-of-pocket income taxes incurred in 2007 as a result of a stock award of 270,000 total shares granted to the named executive officers on the delivery of the underwriting agreement of our IPO in November 2007.

(c)	To cover out-of-pocket income taxes incurred in 2007 as a result of a stock award of 22,500 shares granted in October 2007, which became effective upon the delivery of our underwriting agreement for our IPO in November 2007.

(d)	Paid one-half on filing the registration statement of our IPO in July 2007, and one-half on the closing of our IPO in November 2007.

(2)	Stock awards represent the aggregate grant date fair value in the applicable year for stock awards granted under the 2007 Plan. The aggregate grant date fair value of each stock award is calculated in accordance with FASB ASC Topic 718 and is based on the closing price of our common stock on NASDAQ on the grant date. Additional information on the assumptions used in the computation of our share-based compensation is included in Note 5 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2009.

In June 2009, our Board authorized the following grant of restricted stock awards under the 2007 Plan covering 139,391 shares of common stock to certain of our named executive officers, which vest in three equal annual installments beginning one year from the date of grant:

		Aggregate
		Grant Date
	Number of	Fair Value
Name	Shares	($)(a)

J. Ross Craft	57,273	504,002
Steven P. Smart	32,727	287,998
J. Curtis Henderson	32,727	287,998
Ralph P. Manoushagian	16,364	144,003

(a)	Calculated in accordance with FASB ASC Topic 718 and is based on the closing price of our common stock on NASDAQ on the grant date.

In July 2009, the Compensation Committee authorized the grant of a stock award under the 2007 Plan of 30,000 restricted shares of common stock to Dr. Yang in connection with his hiring, which vest in three equal annual installments beginning one year from the date of grant. The aggregate grant date fair value of the award to Dr. Yang was $209,700.

In June 2007, our prior Board authorized the grant of stock awards under the 2007 Plan covering 270,000 shares of common stock to our named executive officers. These grants became effective on the execution and delivery of the underwriting agreement relating to our IPO in November 2007. These stock awards were granted as follows:

		Aggregate
	Number of	Grant Date
Name	Shares	Fair Value

J. Ross Craft	90,000	$1,080,000
Steven P. Smart	60,000	720,000
J. Curtis Henderson	60,000	720,000
Ralph P. Manoushagian	30,000	360,000
Glenn W. Reed	30,000	360,000

In October 2007, the Compensation Committee authorized the grant of a stock award under the 2007 Plan to Mr. Henderson covering 22,500 shares of common stock, which became effective upon the delivery of our underwriting agreement for our IPO in November 2007. Further, in connection with his employment in February 2007, Mr. Henderson received a grant of 63,750 shares of restricted stock , one-third of which vested on the delivery of the underwriting agreement for our IPO in November 2007, one-third of which vested on the one-year anniversary of our IPO and one-third of which vested on the two-year anniversary of our IPO.

(3)	Represents cash awards earned in 2009 and 2008 under the Company’s performance-based incentive plans. The awards were paid to the named executive officers in the first quarter of the year following the year in which the awards were earned.

(4)	“All Other Compensation” includes the following: (i) Company matching contributions to the 401(k) retirement accounts of all of the named executive officers except for Mr. Manoushagian; (ii) for Mr. Craft, disability insurance premiums, reimbursement for club dues and, for 2008 and 2007 only, an automobile allowance; (iii) for Mr. Smart, an automobile allowance for 2008 and 2007; and (iv) for Mr. Reed, (A) a separation payment of $449,865, which includes the undiscounted value of health and welfare benefits to be paid over 18 months under the Consolidated Omnibus Reconciliation Act of 1985, or COBRA, and (B) disability insurance premiums.

(5)	Mr. Henderson began his employment with us in February 2007 at an annual base salary of $190,000.

(6)	Dr. Yang began his employment with us in July 2009 at an annual base salary of $220,000.

(7)	Mr. Reed retired from the Company effective November 20, 2009.

Grants of Plan-Based Awards for Year Ended December 31, 2009

The table below sets forth the range of potential incentive awards for 2009 performance as a dollar amount for each of the named executive officers under the Company’s 2009 Incentive Compensation Plan. The table also sets forth the number of shares and grant date fair value of restricted stock awarded during 2009 to the Company’s named executive officers under the 2007 Plan.

				All Other
				Stock
				Awards:
				Number of
				Shares of	Grant Date
		Estimated Future Payouts Under Non-Equity Incentive		Stock or	Fair Value of
		Plan Awards(1)		Units	Stock Awards
Name	Grant Date	Threshold ($)	Maximum ($)	(#)(2)	($)(3)
(a)	(b)	(c)	(e)	(i)	(l)

J. Ross Craft	—	151,700	455,100	—	—
	June 3, 2009	—	—	57,273	504,002
Steven P. Smart	—	128,000	256,000	—	—
	June 3, 2009	—	—	32,727	287,998
J. Curtis Henderson	—	125,000	250,000	—	—
	June 3, 2009	—	—	32,727	287,998
Ralph P. Manoushagian	—	59,500	127,500	—	—
	June 3, 2009	—	—	16,364	144,003
Qingming Yang	—	33,332 (4)	71,425 (4)	—	—
	July 27, 2009	—	—	30,000	209,700

(1)	These columns show the range of potential values for the payout of the incentive awards for 2009 performance for each named executive officer. The potential payout is determined by Company and individual performance. Amounts included in the threshold column assume that the “threshold” level of all Company and individual performance measures were met under the 2009 incentive plan. Amounts included in the maximum column assume that the “excellent” levels of all Company and individual performance measures were met under the 2009 incentive plan. The actual amount of the annual cash incentive award paid for 2009 performance is set forth above in this proxy statement in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For a detailed description of the 2009 incentive plan, see “Compensation Discussion Analysis — Elements of the Company’s Executive Officer Compensation Program — Performance-Based Annual Incentive Awards.”

(2)	These shares of restricted stock vest in three equal annual installments beginning one year from the date of grant.

(3)	This column represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 and is based on the closing price of our common stock on NASDAQ on the respective dates of grant.

(4)	Represents prorated portion of potential “threshold” and “excellent” payouts based on start date of July 27, 2009.

Discussion of Summary Compensation Table

Our executive compensation policies and practices under which the compensation set forth in the Summary Compensation Table was paid or awarded are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Description of the 2007 Plan

The 2007 Plan was approved by our Board and stockholders in June 2007. The 2007 Plan allows for the grant of restricted stock, stock options, stock appreciation rights, restricted stock units, performance awards, stock awards and other incentive awards.

The primary purpose of the 2007 Plan is to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to improve our business results, by providing to these persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success. The 2007 Plan provides that we may reserve 10% of our outstanding shares of common stock for grants of awards under the 2007 Plan, which will be adjusted each year to remain at 10% of outstanding shares of our common stock. In addition, shares of common stock that remain available for grant or are subject to outstanding awards under our prior plan are reserved and available for grant under the 2007 Plan. As of December 31, 2009, we have accounted for 1,242,064 shares of common stock as reserved and available for issuance under our 2007 Plan. The 2007 Plan is administered by the Compensation and Nominating Committee, which also establishes the terms and conditions of awards.

Awards may be made under the 2007 Plan to our employees, directors and consultants, including any employee who is an officer or director, and to any other person who, in the opinion of the committee, is in a position to make a significant contribution our success. Our Board may amend, suspend or terminate the 2007 Plan at any time and for any reason. The 2007 Plan will terminate in any event 10 years after the date of its approval by the stockholders. Amendments to the 2007 Plan will be submitted for stockholder approval if an amendment increases the maximum number of shares available under the 2007 Plan (except as otherwise allowable under the 2007 Plan), changes the designation or class of persons eligible to receive awards under the 2007 Plan or if required by applicable law or by applicable stock exchange listing requirements. Amendments to limit the scope of the 2007 Plan do not require stockholder approval.

In the event of a change of control (as defined in the 2007 Plan and described below), the vesting of all awards will be accelerated and any performance criteria will be deemed to be achieved to the maximum extent possible. If there is a change of control and we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless the committee determines otherwise, awards will be replaced with similar awards of the surviving corporation (or parent of the surviving corporation). The committee may require participants to surrender some or all of the outstanding awards held by such participants, at which time we will cancel those awards and pay each affected participant a certain amount of cash per share, as specified in the 2007 Plan.

A change of control under the 2007 Plan includes the following types of transactions: (i) any consolidation or merger in which we are not the continuing or surviving corporation or under which shares of our common stock would be converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer of all or substantially all, of our assets and the assets of our subsidiaries to any other person or entity; (iii) a stockholder-approved plan or proposal for our liquidation or dissolution; (iv) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock; or (v) as a result of or in connection with a contested election of directors, the persons who were our directors before such election cease to constitute a majority of the Board.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2009.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares of	of Shares of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise		Have Not	Have Not
	Exercisable	Unexercisable	Price	Option	Vested	Vested
Name	(#)	(#)	($)	Expiration Date	(#)(1)	($)(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

J. Ross Craft	152,892	—	3.33	August 16, 2014	57,273	442,148
Steven P. Smart	28,845	—	3.33	August 16, 2014	32,727	252,652
J. Curtis Henderson	—	—	—	—	32,727	252,652
Ralph P. Manoushagian	28,845	—	3.33	August 16, 2014	16,364	126,330
Qingming Yang	—	—	—	—	30,000	231,600
Glenn W. Reed	—	—	—	—	—	—

(1)	These shares of restricted stock vest in three equal annual installments beginning one year from the date of grant. The Company granted Mr. Craft, Mr. Smart, Mr. Henderson and Mr. Manoushagian shares of restricted stock on June 3, 2009, under the 2007 Plan. The Company also granted Mr. Yang shares of restricted stock on July 27, 2009 in connection with his hiring.

(2)	Based on the closing price of our common stock on NASDAQ of $7.72 per share on December 31, 2009.

Option Exercises and Stock Vested

The following table reflects option awards actually exercised and stock awards vested for each of our named executive officers during 2009:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

J. Ross Craft	—	—	—	—
Steven P. Smart	—	—	—	—
J. Curtis Henderson	—	—	21,250	151,513
Ralph P. Manoushagian	—	—	—	—
Qingming Yang	—	—	—	—
Glenn W. Reed	—	—	—	—

(1)	Based on the closing price of our common stock on NASDAQ of $7.13 per share on the date of vesting, November 14, 2009.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following or in connection with retirement, other than our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

We have employment agreements with Mr. Craft and Mr. Smart, dated as of January 1, 2003. The agreements were amended effective December 31, 2008, to take into account Section 409A of the Internal Revenue Code. The agreements are included as exhibits to our Form S-1 registration statement filed with the SEC on July 12, 2007. The amendments are included as exhibits to a Form 8-K filed with the SEC on December 31, 2008. References to these employment agreements mean the agreements as amended effective December 31, 2008.

Under the terms of the employment agreements, these officers receive an annual base salary and are eligible to participate in an annual bonus plan, to be administered by our Board or otherwise by the Compensation and Nominating Committee. The officers also are entitled to employee benefits that the Company ordinarily provides to its employees.

If Mr. Craft or Mr. Smart is terminated for “cause” (as defined in the agreements and described below), we will be obligated to pay him his then-current base salary, prorated for any partial period of employment, and we will have no further obligations to such officer under his respective employment agreement.

Mr. Craft’s employment agreement also provides that if he is terminated without cause (or if Mr. Craft terminates for “good reason,” as defined in his agreement and described below) or if we do not extend the term of his agreement, he will be entitled to receive severance compensation of two times his base salary within 60 days of termination, plus welfare benefits for up to 24 months (12 months in the event of his termination with good reason) or, if less, the continuation coverage period under COBRA.

Mr. Smart’s employment agreement provides that if he is terminated by us without cause or if we do not extend the term of his agreement, he will be entitled to receive one-half of his base salary within 60 days after termination, plus welfare benefits for up to six months.

Mr. Craft’s employment agreement also provides for payments and benefits upon a “change in control” (as defined in his agreement and described below), provided he is employed on the change in control date. The change in control payment is equal to two times his base salary and will be paid within 60 days following the change in control. In addition, Mr. Craft will receive welfare benefits for up to 24 months or, if less, the COBRA continuation coverage period.

“Cause” (as defined in Mr. Craft’s and Mr. Smart’s employment agreements) means (i) the willful and continued failure by the employee to substantially perform his duties (other than as a result of a disability); (ii) the willful engaging by employee in misconduct that is materially injurious to the Company; (iii) any misconduct in the course of employment including dishonesty, disorderly conduct, insubordination, harassment, substance abuse or violations of the Company’s rules; or (iv) any material violation of the employment agreement.

“Good reason” (as defined in Mr. Craft’s employment agreement) means (i) a material diminution in Mr. Craft’s authority, responsibilities or duties; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Craft is required to report, including a requirement that Mr. Craft report to an officer or employee instead of reporting directly to the Board; or (iii) any other action or inaction by the Company that constitutes a material breach by the Company of its obligations under the employment agreement. To exercise his right to terminate for good reason, Mr. Craft must give written notice to the Company within 90 days of the initial existence of the good reason condition and the Company will have 30 days to remedy the good reason condition. If not remedied by the Company, Mr. Craft may terminate for good reason, but his termination must occur no later than 180 days after the initial existence of the good reason condition.

A “change in control” (as defined in Mr. Craft’s employment agreement) includes the following types of transactions: (i) any consolidation or merger in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (ii) any sales, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets; or (iii) any stockholder-approved plan or proposal for our liquidation or dissolution.

We are not obligated to make any cash payments to any other named executive officer if their employment is terminated by us or by the executive. No severance pay or benefits are provided for any of the named executive officers in the event of termination of employment due to death or disability.

The following table reflects the estimated payments that would be due to certain named executive officers in the event of a change in control or a termination of employment entitling the named executive officers to severance payments and benefits, in any such case, that occurred effective December 31, 2009. All amounts are before any taxes, which would reduce amounts ultimately due to our named executive officers.

		Value of	Value of
		Accelerated	Welfare
	Cash Payments	Awards	Benefits	Total
Name	($)	($)(1)	($)(2)	($)

J. Ross Craft	606,800	442,148	40,450	1,089,398
Steven P. Smart	128,000	252,652	7,933	388,585
J. Curtis Henderson	—	252,652	—	252,652
Ralph P. Manoushagian	—	126,330	—	126,330
Qingming Yang	—	231,600	—	231,600

(1)	The value of accelerated awards is calculated based on the closing price of our common stock on NASDAQ of $7.72 per share on December 31, 2009.

(2)	The value of welfare benefits represents the undiscounted value of the assumed COBRA continuation coverage period, or 18 months, of group life, disability and medical insurance premiums paid on behalf Mr. Craft, and six months of the same premiums paid on behalf of Mr. Smart, based on 2010 rates.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our directors in 2009. Mr. Craft, who is a full-time employee, and Mr. Lawrence, who is affiliated with Yorktown Energy Partners, do not receive compensation for serving as directors.

	Fees Earned
	or Paid in	Stock
Name	Cash ($)	Awards ($)	Total ($)(1)
(a)	(b)	(c)	(h)

James H. Brandi	14,000	85,000	99,000
James C. Crain	29,000	85,000	114,000
Sheldon B. Lubar	9,500	90,000	99,500
Christopher J. Whyte	11,000	85,000	96,000

(1)	Effective January 2, 2009, each of the directors in the table above received an annual retainer of $85,000 in cash, stock or a combination of both at the election of the directors, for service to be rendered in 2009 under our director compensation plan. In addition, the Chairmen of the Audit and Compensation and Nominating Committees received $15,000 and $5,000, respectively, in cash, stock or a combination of both. Further, directors and committee members received meeting fees of $1,000 for each Board meeting attended and $500 for each Audit and Compensation and Nominating Committee meeting attended. The calculation of the amounts elected to be received in common stock was calculated in accordance with FASB ASC Topic 718 and based on the NASDAQ closing price of our common stock on January 2, 2009, or $7.20 per share.

Retainer, Fees

For 2010, upon the recommendation of the Compensation & Nominating Committee and our independent compensation consultant, the Board changed the $85,000 annual retainer under our director compensation plan from cash, stock or a combination of both, to $50,000 in stock and $35,000 in cash, stock or a combination of both. Under our current director compensation plan, each non-employee, non-Yorktown director now receives the following compensation:

•	an annual equity grant of $50,000 in common stock payable on the first trading day of the year;

•	an annual retainer of $35,000 in cash, common stock or a combination of both, at the election of the director, payable in four equal payments on the first trading day of each fiscal quarter;

•	an annual retainer of $15,000 for the Audit Committee Chair and $5,000 for the Compensation and Nominating Committee Chair, in cash, common stock or a combination of both, at the election of the director, payable in four equal payments on the first trading day of each fiscal quarter; and

•	a meeting fee of $1,000 for each Board meeting attended, $1,000 for each Audit Committee meeting attended and $500 for each Compensation and Nominating Committee meeting attended.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has approved a written policy that requires our Audit Committee to review on an annual basis all transactions with related parties, or in which a related party has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related party’s interest in the transaction and other material facts. For these purposes, a related party transaction is a transaction between the Company and any related party, such as an officer, director or 5% stockholder of the Company, other than transactions available to all employees generally or transactions involving less than $5,000 when combined with all similar transactions. We had no related party transactions in 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Hein & Associates LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending December 31, 2010. Stockholders are being asked to ratify the appointment of Hein & Associates LLP at the 2010 annual meeting of stockholders, under proposal 2.

Representatives of Hein & Associates LLP are expected to be present at the annual meeting. Hein & Associates LLP representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions at the annual meeting.

Audit Fees

Our independent registered public accounting firm for 2009 and 2008 was Hein & Associates LLP. The fees billed to us by Hein & Associates LLP are shown in the table below.

	Year Ended December 31,
	2009	2008

Audit fees	$380,973	$429,853
Audit-related fees	—	4,650
Tax fees	—	5,096

Total	$380,973	$439,599

Audit fees consist of fees billed for professional services for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings. For 2009, these services included the review of our registration statement on Form S-3 and the audit of our internal controls over financial reporting. For 2008, these services included the audit of our internal controls over financial reporting.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services consisted of consultations concerning financial accounting and reporting standards.

Tax fees consist of fees billed for professional services for federal and state compliance and tax advice.

Pre-Approval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides. All audit, audit-related and tax services rendered by Hein & Associates LLP in 2009 and 2008 were approved by the Audit Committee before Hein & Associates LLP was engaged for such services. No services of any kind were approved pursuant to a waiver permitted under 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The following statement is furnished by our Audit Committee and is not incorporated by reference into any document that we file with the SEC.

This statement is being provided to inform stockholders of the Audit Committee’s oversight with respect to our financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2009 and related notes with management and the independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (United States), or the PCAOB, in Rule 3200T. The Audit Committee discussed with our independent registered public accounting firm the independence of such firm from our management, including a review of audit and non-audit fees, and received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with our management and the independent registered public accounting firm such other matters and received such assurance from them, as the Audit Committee deemed appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent registered public accounting firm, and relying thereon, we have recommended to the Company and the Board the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with GAAP standards, or that Hein & Associates LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board,

James C. Crain, Chairman
James H. Brandi
Christopher J. Whyte

OTHER MATTERS

Other Proposals at the Annual Meeting of Stockholders

Our Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation and Nominating Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Submission of Stockholder Proposals and Other Deadlines for the 2011 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2011 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals in our proxy materials and for presentation at our 2011 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 no later than December 24, 2010, to be eligible for inclusion in our proxy materials.

Alternatively, as more specifically provided for in our bylaws, a stockholder making a nomination for election to our Board or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2011 annual meeting of stockholders must deliver proper notice to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 not less than 90 and no more than 120 calendar days before the one year anniversary of the date of this proxy statement. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2011 annual meeting of stockholders, it must be properly submitted to our Corporate Secretary no earlier than December 24, 2010, and no later than January 23, 2011.

Pursuant to Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2011 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or before January 23, 2011, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of such matter after January 23, 2011, and the matter nonetheless is permitted to be presented at the 2011 annual meeting of stockholders, our Board may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2011 annual meeting of stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to our Corporate Secretary within the time limits described above for delivering notice of such stockholder proposal and comply with the information requirements in our bylaws relating to stockholder nominations. See “Corporate Governance — Identifying and Evaluating Nominees for Directors” for additional information about stockholder nominations.

Detailed information for submitting stockholder proposals is available upon written request to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet to have a stockholder proposal included in our proxy statement for the 2011 annual meeting of stockholders.

2009 Annual Report to Stockholders

Our 2009 annual report to stockholders accompanies this proxy statement. The 2009 annual report to stockholders is not a part of the proxy soliciting material.

Additional Information about Approach Resources Inc.

If you would like to receive information about Approach Resources Inc., please visit our website at www.approachresources.com. A link to our investor relations site can be found at http://ir.approachresources.com/. Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC. The information on our website is not part of this proxy statement.

To have information such as our latest quarterly earnings release, annual report on Form 10-K or quarterly reports on Form 10-Q mailed to you, please contact investor relations at (817) 989-9000 or via our website at http://ir.approachresources.com/.

You may read, without charge, and copy, at prescribed rates, all or any portion of the proxy statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings will also be available to you on the Internet web site maintained by the SEC at www.sec.gov.

In this proxy statement, we state that information and documents are available on our web site. These references are merely intended to suggest where our stockholders may obtain additional information. The materials and other information presented on our web site are not incorporated in and should not otherwise be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Curtis Henderson
Executive Vice President, General Counsel
and Secretary

Fort Worth, Texas
April 23, 2010

ANNUAL MEETING OF STOCKHOLDERS OF June 3, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, proxy statement and proxy card are available at http://www.approachresources.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Proposal to elect two Class III directors to the Company’s Board of Directors: O J. Ross Craft O Bryan H. Lawrence 2. Proposal to ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010: In their discretion, to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR management’s nominees for election as directors and FOR the other proposal set forth above. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230000000000000000 0 060310 0 14475 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Approach Resources Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints J. Ross Craft and J. Curtis Henderson, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Approach Resources Inc., located at One Ridgemar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas on June 3, 2010, at 10:00 a.m., Central Time, and at all postponements or adjournments thereof, as indicated on this proxy. (Continued and to be signed on the reverse side)